Exhibit 99.1

EVERTEC INCREASES HURRICANE RELIEF DONATION TO $1 MILLION
CONTINUES TO PROCESS ATM AND POS TRANSACTIONS

SAN JUAN, PUERTO RICO - September 25, 2017 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced the Company will donate a total of $1 million for hurricane relief efforts in Puerto Rico. In addition, Evertec continues to process ATM and POS transactions. As financial institutions and merchants start re-establishing power and telecommunications services, Evertec will support their processing needs.
Mac Schuessler, President and Chief Executive Officer, stated “Hurricane Maria is an unprecedented natural disaster in Puerto Rico and our hearts go out to those affected. I am proud of our colleagues and their efforts to respond to the challenges. We remain deeply committed to supporting our clients and consumers as Puerto Rico recovers.”

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The Company manages a system of electronic payment networks that process more than two billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.